Exhibit (a)(1)(F)

Offer to Purchase for Cash
All Outstanding Shares of
Common Stock
and

Shares of Series A Convertible Preferred Stock
of
Global Med Technologies, Inc.
at

$1.22 Net Per Share of Common Stock
and
$1,694.44 Net Per Share of Series A Convertible Preferred Stock
Pursuant to the Offer to Purchase
Dated February 19, 2010
by
Atlas Acquisition Corp.,
a wholly-owned subsidiary of
Haemonetics Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, BOSTON, MASSACHUSETTS TIME, ON MARCH 18, 2010, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Banks, Trust Companies and other Nominees:	February 19, 2010

Atlas Acquisition Corp., a Colorado corporation (“Acquisition Corp.”) and wholly-owned subsidiary of Haemonetics Corporation, a Massachusetts corporation (“Haemonetics”), and Haemonetics have appointed Computershare Trust Company, N.A. to act as Depositary in connection with the offer to purchase all outstanding shares of common stock, par value $0.01 per share (the “Common Shares”), and to purchase all outstanding shares of Series A Convertible Preferred Stock, $0.01 par value per share (the “Preferred Shares” and, together with the Common Shares, the “Shares”), of Global Med Technologies, Inc., a Colorado corporation (“Global Med”), at a price of $1.22 per share, net to the seller in cash without interest, for each outstanding Common Share, and $1,694.44 per share, net to the seller in cash without interest, for each outstanding Preferred Share, in each case less any applicable withholding taxes (such prices, or any higher prices per share as may be paid pursuant to the Offer, are referred to in this letter as the “Common Stock Offer Price” and the “Preferred Stock Offer Price,” respectively), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 19, 2010 (the “Offer to Purchase”), and in the related Letters of Transmittal (which, together with any amendments or supplements thereto, constitute the “Offer”).

Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

Enclosed herewith are copies of the following documents:

1. The Offer to Purchase, dated February 19, 2010;

2. A Letter of Transmittal to be used by holders of Common Shares in accepting the Offer;

3. A Letter of Transmittal to be used by holders of Preferred Shares in accepting the Offer (to be sent only to your clients who hold Preferred Shares);

4. A printed form of letter that may be sent to your clients for whose account you hold Shares in your name or in the name of a nominee, with space provided for obtaining clients’ instructions with regard to the Offer;

5. The Notice of Guaranteed Delivery with respect to the Common Shares; and

6. The Notice of Guaranteed Delivery with respect to the Preferred Shares (to be sent only to your clients who hold Preferred Shares).

The Offer is not subject to a financing condition. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer: (1) that number of Common Shares which, when added to any Common Shares already owned by Haemonetics, Acquisition Corp. or any other controlled subsidiary of Haemonetics, represents a majority of the outstanding Common Shares on a “fully diluted basis” (where on a “fully diluted basis” means the sum of the following: (i) the number of Common Shares outstanding, (ii) the number of Common Shares issuable upon the conversion of all outstanding Preferred Shares (but excluding any Preferred Shares owned by Haemonetics, Acquisition Corp. or any other controlled subsidiaries or validly tendered in the Offer and not withdrawn), and (iii) the number of Common Shares issuable pursuant to warrants, options or other outstanding obligations of Global Med) upon the expiration of the Offer, and (2) Preferred Shares which, when added to any Preferred Shares already owned by Haemonetics, Acquisition Corp. or any other controlled subsidiaries, represents at least a majority of the total number of outstanding Preferred Shares upon the expiration of the Offer. The Offer is also subject to certain other conditions, which are described in Section 14 — “Certain Conditions of the Offer” of the Offer to Purchase.

We urge you to contact your clients promptly. Please note that the Offer and any withdrawal rights will expire at 12:00 midnight, Boston, Massachusetts time, on March 18, 2010, unless extended.

The board of directors of Global Med (including all of the members of the special committee of the board of directors) has (1) (i) determined that the Merger Agreement (as defined below), the Offer and the Merger (as defined below) are advisable and in the best interests of Global Med stockholders, (ii) approved the Offer and the Merger in accordance with the Colorado Business Corporation Act and the Colorado Corporations and Associations Act, and (iii) adopted the Merger Agreement and (2) recommended that the stockholders of Global Med accept the Offer and tender their Common Shares and Preferred Shares in the Offer, and if required by applicable law, adopt and approve the Merger Agreement and approve the Merger.

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of January 31, 2010 (the “Merger Agreement”), by and among Haemonetics, Acquisition Corp. and Global Med, pursuant to which, following the consummation of the Offer and the satisfaction or waiver of certain conditions, Acquisition Corp. will be merged with and into Global Med, with the surviving entity, Global Med, becoming a direct wholly-owned subsidiary of Haemonetics (the “Merger”). In the Merger, each outstanding Common Share (other than Common Shares owned by Acquisition Corp., Haemonetics, any controlled subsidiary of Haemonetics or Global Med or by stockholders, if any, who are entitled to and properly exercise dissenters’ rights under Colorado law) will be converted into the right to receive the Common Stock Offer Price in cash, without interest thereon. Each outstanding Preferred Share (other than Preferred Shares owned by Acquisition Corp., Haemonetics, any controlled subsidiary of Haemonetics or Global Med or by stockholders, if any, who are entitled to and properly exercise dissenters’ rights under Colorado law) will be converted into the right to receive the Preferred Stock Offer Price in cash, without interest thereon.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (a) Share certificates (or a timely Book-Entry Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal, with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 2 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price to be paid by Acquisition Corp. for the Shares, regardless of any extension of the Offer or any delay in making payment.

Acquisition Corp. will not pay any fees or commissions to any broker or dealer or other person (other than to the Depositary and D. F. King & Co., Inc., which is acting as the Information Agent for the Offer) for soliciting tenders of

Shares pursuant to the Offer. You will be reimbursed by Acquisition Corp. upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed materials to your customers.

Questions may be directed to the Information Agent at the respective address and telephone number set forth on the back cover of the enclosed Offer to Purchase. Requests for additional copies of the enclosed materials may be directed to the Information Agent, at the address appearing on the back cover of the Offer to Purchase.

Very truly yours,

Atlas Acquisition Corp.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF ACQUISITION CORP., HAEMONETICS, THE DEPOSITARY OR THE INFORMATION AGENT OR AUTHORIZE YOU OR ANY OTHER PERSON TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTERS OF TRANSMITTAL.

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